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FYE 6/98

                               ACTIVE ASSET MONEY TRUST

      Exhibit 16: Schedule for computation of each performance quotation provided in the Statement of Additional Information.


(16)  The Trust's current yield for the seven days ending
      June 30, 1998

      (A-B)   x   365/N

      (1.000998 -1)  x  365/7           =    5.20%

      The Trust's effective annualized yield for the seven days ending June 30, 1998

             365/N
      A                    - 1

              365/7
      1.000998               - 1        =    5.34%

      A = Value of a share of the Trust at end of period & 7 days of daily rates.
      B =  Value of  a share of the Trust at beginning of period.
      N =  Number of days in the  period.


CALCULATION

(1.000998 -1)  x  365/7
       =          5.20%

((1.000998)  ^ 52.142857141-1)
       =          5.34%